As filed pursuant to Rule 424(b)(3)

Registration No. 333-284881

Supplement No. 1 dated February 12, 2026

To prospectus supplement dated February 13, 2025

(To Prospectus dated February 12, 2025)

Up to $750,000,000

Common Stock

This supplement is being filed to supplement and amend certain information in the prospectus supplement, dated February 13, 2025 (the “prospectus supplement”), and the base prospectus, dated February 12, 2025 (the “prospectus”), pursuant to the separate equity distribution agreements (the “equity distribution agreements”) with each of Robert W. Baird & Co. Incorporated, BofA Securities, Inc., BMO Capital Markets Corp., BTIG, LLC, Citigroup Global Markets Inc., Evercore Group L.L.C., Jefferies LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, Regions Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (and some of their respective affiliates or agents), acting in their capacity as Sales Agents, Forward Sellers and Forward Purchasers, as applicable, relating to the offer and sale of shares of our common stock, par value $0.01 per share (“common stock”), having an aggregate offering price of up to $750,000,000. We refer to these entities, when acting in their capacity as sales agents, individually as a “Sales Agent” and collectively as “Sales Agents.” We refer to these entities or Nomura Securities International, Inc. (acting through BTIG, LLC as agent), when acting as agents for Forward Purchasers, individually as a “Forward Seller” and collectively as “Forward Sellers.” Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the prospectus supplement. This supplement should be read in conjunction with the prospectus supplement and the accompanying prospectus. Except as set forth below, the prospectus supplement and the accompanying prospectus, as updated by the documents incorporated by reference in the prospectus supplement, remain unchanged.

As of the date of this supplement, we have sold 4,169,738 shares, or $159.1 million, of common stock through the equity distribution agreements, leaving a remaining aggregate offering amount of $351.4 million available for offer and sale under the equity distribution agreements pursuant to this supplement, the prospectus supplement and the accompanying prospectus.

Effective as of February 12, 2026, we entered into an equity distribution agreement with Huntington Securities, Inc. to add Huntington Securities, Inc. (or its affiliates or agents), as an additional Sales Agent, Forward Seller and Forward Purchaser. Accordingly, each reference to the terms “Sales Agent” or “Sales Agents,” “Forward Seller” or “Forward Sellers,” and “Forward Purchaser” or “Forward Purchasers” in the prospectus supplement is hereby amended to include Huntington Securities, Inc.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “STAG.” On February 11, 2026, the last reported sale price of our common stock on the NYSE was $39.23 per share.

To assist us in qualifying as a real estate investment trust for U.S. federal income tax purposes, among other reasons, stockholders are generally restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock or of the aggregate of our outstanding shares of capital stock. Our charter contains additional restrictions on the ownership and transfer of shares of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks. You should carefully read and consider the information in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended, and on page S-4 of the prospectus supplement, before investing in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this supplement, the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This supplement is not complete without the prospectus supplement and accompanying prospectus, and we have not, and the Agents, the Forward Sellers, and the Forward Purchasers, have not, authorized anyone to deliver or use this supplement without the prospectus supplement and accompanying prospectus.

Baird	BofA Securities	BMO Capital Markets	BTIG	Citigroup

Evercore ISI	Huntington Capital Markets	Jefferies		Raymond James

RBC Capital Markets	Regions Securities LLC	TD Securities	Truist Securities	Wells Fargo Securities

The date of this supplement to the prospectus supplement is February 12, 2026.